Exhibit 21
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               SUBSIDIARIES OF CITY SAVINGS FINANCIAL CORPORATION

Subsidiaries of City Savings Financial Corporation

              Name                              Jurisdiction of Incorporation
-------------------------------------           -----------------------------
        City Savings Bank                                  Indiana
City Savings Financial Services, Inc.                      Indiana